Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Form S-3 in this Registration Statement on Form S-1 of our report dated July 28, 2006 relating to the financial statements, which appears in the 2005 Annual Report to Shareholders, which is incorporated by reference in Telephone and Data Systems, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005.  We also consent to the incorporation by reference of our report dated July 28, 2006, relating to the financial statement schedule, which appears in the Form 10-K of Telephone and Data Systems, Inc. for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
October 10, 2006